Li-Cycle Reports Full Year 2023 Results

Highlights
•Reported full-year 2023 results in accordance with U.S. GAAP, transitioning from IFRS;
•Produced 6,825 tonnes of black mass and equivalents in 2023, 1.5x 2022 production level and exceeding the top end of annual guidance of 5,500 to 6,500 tonnes provided in November;
•Posted total revenue of $18.3 million in 2023, a 11% increase over 2022; excluding non-cash fair value pricing adjustments, posted $23.6 million of product and recycling revenue in 2023, a 34% increase over 2022;
•Announced $75.0 million strategic investment from Glencore, expected closing on or about March 25, 2024;
•Continuing to work closely with the U.S. Department of Energy on the conditional commitment for a loan of up to $375.0 million; and
•Hosting a conference call and webcast on Tuesday, March 19, 2024 at 8:15 a.m. Eastern Time to provide a business update including a review of financial results.
TORONTO, ONTARIO (March 15, 2024) – Li-Cycle Holdings Corp. (NYSE: LICY) ("Li-Cycle" or the “Company"), a leading global lithium-ion battery resource recovery company, today announced financial results for its fiscal year ended December 31, 2023.

Webcast and Conference Call Information

On Tuesday, March 19, 2024, at 8:15 a.m. Eastern Time, Company management will host a webcast and conference call to provide a business update including a review of these results. The related presentation materials for the webcast and conference call will be made available on the investor section of the Li-Cycle website: https://investors.li-cycle.com/overview/default.aspx

Investors may listen to the conference call live via audio-only webcast or through the following dial-in numbers:

Domestic: (800) 579-2543
International: (203) 518-9814
Participant Code: LICYQ423
Webcast: https://investors.li-cycle.com

A replay of the conference call/webcast will also be made available on the Investor Relations section of the Company’s website at https://investors.li-cycle.com.

Financial Reporting Transition to US GAAP from IFRS

Li-Cycle previously qualified as a “foreign private issuer” under applicable U.S. securities laws and on January 1, 2024, became subject to the rules and regulations of the Securities and Exchange Commission applicable to U.S. domestic issuers, including the requirement to report its financial statements in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). As a result, Li-Cycle’s annual consolidated financial statements for the twelve months ended December 31, 2023, October 31, 2022, and October 31, 2021 and consolidated financial statements for the two-month period ended December 31, 2022 have been prepared in accordance with U.S. GAAP.

Review of Financial Results

On December 31, 2022, the Board approved a change of the Li-Cycle’s fiscal year end from October 31 to December 31 to better align with peer group companies. The change resulted in a transition period of November 1, 2022 through December 31, 2022. The Company has calculated the income statement for the year ended December 31, 2022 and has provided a comparison to the year ended December 31, 2023 below.

Twelve Months Ended December 31, 2023
Revenue from product sales and recycling services were $23.6 million, a 34% increase versus the $17.6 million generated in 2022. The increase was primarily attributable to higher value product sales mix and increased recycling service revenue, partially offset by the reduced market prices of cobalt and nickel. Recycling service revenue increased by 338% year-over-year to $5.7 million, driven by new service contracts. Total revenues were $18.3 million versus $16.5 million in 2022, which included an unfavorable non-cash fair market value ("FMV") pricing adjustment of $5.3 million versus $1.1 million in the prior year.

Cost of sales increased to $81.8 million versus $55.2 million in 2022. Variable and fixed costs related to black mass and shredded metal products sold were $29.1 million, compared to $23.2 million in 2022, due to an increase in raw material acquisition costs and other production costs. Fixed and other costs for the Spoke network expensed were $34.9 million, compared to $16.9 million in 2022 driven by higher Spoke costs including personnel costs, leases, and depreciation. Fixed and other costs for the Rochester Hub expensed as incurred were $7.4 million compared to $2.6 million in 2022. Prior to the construction pause and comprehensive review of the Rochester Hub project, Li-Cycle hired operations personnel and incurred costs in anticipation of the Hub commissioning. The balance of $10.4 million, compared to $12.5 million in 2022, was comprised primarily of overhead costs required for operations.

Selling, general & administrative ("SG&A") expenses increased to $93.4 million versus $81.3 million in 2022, primarily driven by higher personnel costs, insurance costs, IT expenses, professional fees, leases, depreciation, and fixed asset write downs coupled with one-time severance costs resulting from a workforce reduction plan. This was partially offset by a decrease in variable compensation of $6.3 million.

Research & development costs increased to $5.7 million versus $2.7 million in 2022 primarily related to personnel costs and professional fees incurred for initial research and development for the Portovesme Hub.

Other income was $24.7 million, a decrease of $27.2 million compared to the prior year, primarily driven by a decrease in fair value gains on the revaluations of the conversion feature of our convertible debt.

Net loss was approximately $138.0 million, including $22.1 million of fair value gains on financial instruments, compared to $70.8 million in 2022. This was driven by higher cost of sales and SG&A partially offset by higher revenue.

Adjusted EBITDA1 loss was approximately $156.4 million, compared to an Adjusted EBITDA loss of $118.5 million in 2022. This was largely driven by higher cost of sales and SG&A related to the growth and expansion of the business. The primary difference between Adjusted EBITDA and net loss is the exclusion of fair value gains and losses on financial instruments.

Balance Sheet Position
As of December 31, 2023, Li-Cycle had cash and cash equivalents on hand of $70.6 million. The Company incurred capital expenditures of $334.9 million in the period, primarily comprising purchases of equipment and construction related activities for the Rochester Hub project and the Germany Spoke in addition to outflows for ongoing operating activities of $99.8 million.

The Company’s primary need for liquidity is to fund the working capital requirements of its business during its comprehensive review of the Rochester Hub project and go-forward strategy in addition to funding the project’s existing and remaining capital commitments.

Exemption from Filing Restated Interim Financial Reports

Pursuant to subsection 4.3(4) of National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”), in connection with filing its annual financial statements in accordance with U.S. GAAP, Li-Cycle is also required to file with the Ontario Securities Commission restated interim financial reports under U.S. GAAP for the 2023 interim periods (the “Restated Interim Financial Reports”).

Li-Cycle was granted an exemption from the Ontario Securities Commission providing Li-Cycle with an additional 45 days to file the Restated Interim Financial Reports from the deadline otherwise applicable under NI 51-102. Li-Cycle anticipates filing the Restated Interim Financial
1 Adjusted EBITDA is not a recognized measure under U.S. GAAP. See the Non-GAAP Financial Measures section of this press release for a description of how Adjusted EBITDA is calculated and a reconciliation of Adjusted EBITDA to net income (loss)

Reports and related MD&As on or before April 29, 2024. Li-Cycle confirms that its management and other insiders are subject to its Insider Trading Policy which contains an insider trading black-out policy that reflects the principles in Section 9 of National Policy 11-207 – Failure-to-File Cease Trade Orders and Revocations in Multiple Jurisdictions.

About Li-Cycle Holdings Corp.

Li-Cycle (NYSE: LICY) is a leading global lithium-ion battery resource recovery company. Established in 2016, and with major customers and partners around the world, Li-Cycle’s mission is to recover critical battery-grade materials to create a domestic closed-loop battery supply chain for a clean energy future. The Company leverages its innovative, sustainable and patent-protected Spoke & Hub Technologies™ to recycle all different types of lithium-ion batteries. At our Spokes, or pre-processing facilities, we recycle battery manufacturing scrap and end-of-life batteries to produce black mass, a powder-like substance which contains a number of valuable metals, including lithium, nickel and cobalt. At our future Hubs, or post-processing facilities, we plan to process black mass to produce critical battery-grade materials, including lithium carbonate, for the lithium-ion battery supply chain. For more information, visit https://li-cycle.com/.

Investor Relations
Nahla Azmy
Sheldon D'souza
Email: investors@li-cycle.com

Media
Louie Diaz
Email: media@li-cycle.com

Results of Operations Summary1

	Twelve months ended December 31,
$ millions, except per share data	2023	2022	Change
Financial highlights
Revenue	$18.3	$16.5	$1.8
Cost of sales	(81.8)	(55.2)	(26.6)
Selling, general and administrative expense	(93.4)	(81.3)	(12.1)
Research and development	(5.7)	(2.7)	(3.0)
Other income (expense)	24.7	51.9	(27.2)
Income tax	(0.1)	—	(0.1)
Net (loss) income	(138.0)	(70.8)	(67.2)
Adjusted EBITDA[1] (loss)	(156.4)	(118.5)	(37.9)
Loss per common share - basic and diluted	$(0.78)	$(0.41)	$(0.37)
Cash used in operating activities	(99.8)	(103.6)	3.8

As at	December 31, 2023
Cash and cash equivalents
Cash and cash equivalents balance	$70.6
1 Adjusted EBITDA is a non-GAAP financial measure and does not have a standardized meaning under U.S. GAAP. Refer to the section titled "Non-GAAP Reconciliations and Supplementary Information" below, including a reconciliation to comparable U.S. GAAP financial measures.

Non-IFRS Financial Measures
Adjusted EBITDA (loss)
The table below reconciles adjusted EBITDA (loss) to net profit (loss):

	Twelve months ended December 31,		Two months ended December 31,		Twelve months ended October 31,
Unaudited - $ millions	2023	2022	2022	2021	2022	2021
Net (loss) income	$(138.0)	$(70.8)	$1.6	$22.1	$(50.3)	$(70.5)
Income tax	(0.1)	—	—	—	—	—
Depreciation and amortization	8.9	4.9	1.3	0.4	3.7	1.6
Interest expense	7.6	12.5	2.2	2.2	12.5	2.6
Interest income	(12.7)	(10.5)	(3.5)	(0.1)	(7.0)	(0.1)
EBITDA (loss)	(134.3)	(63.9)	1.6	24.6	(41.1)	(66.4)
Impairment	—	—	—	—	—	—
Share-based compensation[1]	—	—	—	—	—	1.6
Fair value (gain) loss on financial instruments[2]	(22.1)	(54.6)	(21.4)	(34.2)	(67.5)	35.2
Adjusted EBITDA (loss)	$(156.4)	$(118.5)	$(19.8)	$(9.6)	$(108.6)	$(29.6)
1Share-based compensation relates to accelerated vesting of existing stock options upon completion of the Business Combination.
2Fair value gain on financial instruments relates to convertible debt, and to warrants. Warrants were redeemed and no longer outstanding as of October 31, 2022.

Li-Cycle reports its financial results in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company makes references to certain non-GAAP measures, including adjusted EBITDA (loss). These measures are not recognized measures under U.S. GAAP, do not have a standardized meaning prescribed by U.S. GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these measures are provided as additional information to complement those U.S. GAAP measures by providing a further understanding of the Company’s results of operations from management’s perspective. Accordingly, they should not be considered in isolation nor as a substitute for the analysis of the Company’s financial information reported under U.S. GAAP. Li-Cycle defines adjusted EBITDA (loss) as earnings (loss) before depreciation and amortization, interest expense (income), income tax expense (recovery), and fair value (gain) loss on financial instruments.

Cautionary Notes - Forward-Looking Statements and Unaudited Results
Certain statements contained in this press release may be considered “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, as amended, Section 21 of the U.S. Securities Exchange Act of 1934, as amended, and applicable Canadian securities laws. Forward-looking statements may generally be identified by the use of words such as “believe”, “may”, “will”, “continue”, “anticipate”, “intend”, “expect”, “should”, “would”, “could”, “plan”, “potential”, “future”, “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. Forward-looking statements in this press release include but are not limited to statements about: the expected strategic investment by Glencore; the expected webcast and conference call on March 19, 2024; the anticipated filing of the Restated Interim Financial Reports and related MD&A; plans to process black mass at the Company’s future Hubs. These statements are based on various assumptions, whether or not identified in this communication, including but not limited to assumptions regarding the timing, scope and cost of Li-Cycle’s projects; the processing capacity and production of Li-Cycle’s facilities; Li-Cycle’s ability to source feedstock and manage supply chain risk; Li-Cycle’s ability to increase recycling capacity and efficiency; Li-Cycle’s ability to obtain financing on acceptable terms; Li-Cycle’s ability to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners; general economic conditions; currency exchange and interest rates; compensation costs; and inflation. There can be no assurance that such estimates or assumptions will prove to be correct and, as a result, actual results or events may differ materially from expectations expressed in or implied by the forward-looking statements.

These forward-looking statements are provided for the purpose of assisting readers in understanding certain key elements of Li-Cycle’s current objectives, goals, targets, strategic priorities, expectations and plans, and in obtaining a better understanding of Li-Cycle’s business and anticipated operating environment. Readers are cautioned that such information may not be appropriate for other purposes and is not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability.

Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Li-Cycle, and are not guarantees of future performance. Li-Cycle believes that these risks and uncertainties include, but are not limited to, the following: Li-Cycle’s inability to economically and efficiently source, recover and recycle lithium-ion batteries and lithium-ion battery manufacturing scrap, as well as third party black mass, and to meet the market demand for an environmentally sound, closed-loop solution for manufacturing waste and end-of-life lithium-ion batteries; Li-Cycle’s inability to successfully implement its global growth strategy, on a timely basis or at all; Li-Cycle’s inability to manage future global growth effectively; Li-Cycle’s inability to develop the Rochester Hub as anticipated or at all, and other future projects including its Spoke network expansion projects in a timely manner or on budget or that those projects will not meet expectations with respect to their productivity or the specifications of their end products; Li-Cycle’s history of losses and expected significant expenses for the foreseeable future as well as additional funds required to meet Li-Cycle’s liquidity needs and capital requirements in the future not being available to Li-Cycle on acceptable terms or at all when it needs them; risk and uncertainties related to Li-Cycle’s ability to continue as a going concern; uncertainty related to the success of Li-Cycle’s Cash Preservation Plan and related past and expected near-term further significant workforce reductions; Li-Cycle's inability to attract, train and retain top talent who possess specialized knowledge and technical skills; Li-Cycle’s failure to oversee and supervise strategic review of all or any of the Li-Cycle’s operations and capital project and obtain financing and other strategic alternatives; Li-Cycle’s ability to service its debt and the restrictive nature of the terms of its debt; Li-Cycle's potential engagement in strategic transactions, including acquisitions, that could disrupt its business, cause dilution to its shareholders, reduce its financial resources, result in incurrence of debt, or prove not to be successful; one or more of Li-Cycle's current or future facilities becoming inoperative, capacity constrained or disrupted~~;~~, or lacking sufficient feed streams to remain in operation; the potential impact of the pause in construction of the Rochester Hub on the authorizations and permits granted to Li-Cycle for the operation of the Rochester Hub and the Spokes on pause; the risk that the New York state and municipal authorities determine that the permits granted to Li-Cycle for the production of metal sulphates at the Rochester Hub will be impacted by the change to MHP and the reduction in scope for the project; Li-Cycle's failure to materially increase recycling capacity and efficiency; Li-Cycle expects to continue to incur significant expenses and may not achieve or sustain profitability; problems with the handling of lithium-ion battery cells that result in less usage of lithium-ion batteries or affect Li-Cycle’s operations; Li-Cycle’s inability to maintain and increase feedstock supply commitments as well as secure new customers and off-take agreements; a decline in the adoption rate of EVs, or a decline in the support by governments for “green” energy technologies; decreases in benchmark prices for the metals contained in Li-Cycle’s products; changes in the volume or composition of feedstock materials processed at Li-Cycle’s facilities; the development of an alternative chemical make-up of lithium-ion batteries or battery alternatives; Li-Cycle’s expected revenues for the Rochester Hub are expected to be derived significantly from a limited number of customers; uncertainty regarding the sublease agreement with Pike Conductor Dev 1, LLC related to the construction, financing and leasing of a warehouse and administrative building for the Rochester Hub; Li-Cycle’s insurance may not cover all liabilities and damages; Li-Cycle’s heavy reliance on the experience and expertise of its management; Li-Cycle’s reliance on third-party consultants for its regulatory compliance; Li-Cycle’s inability to complete its recycling processes as quickly as customers may require; Li-Cycle’s inability to compete successfully; increases in income tax rates, changes in income tax laws or disagreements with tax authorities; significant variance in Li-Cycle’s operating and financial results from period to period due to fluctuations in its operating costs and other factors; fluctuations in foreign currency exchange rates which could result in declines in reported sales and net earnings; unfavorable economic conditions, such as consequences of the global COVID-19 pandemic; natural disasters, unusually adverse weather, epidemic or pandemic outbreaks, cyber incidents, boycotts and geo-political events; failure to protect or enforce Li-Cycle’s intellectual property; Li-Cycle may be subject to intellectual property rights claims by third parties; Li-Cycle may be subject to cybersecurity attacks, including, but not limited to, ransomware; Li-Cycle’s failure to effectively remediate the material weaknesses in its internal control over financial reporting that it has identified or its failure to develop and maintain a proper and effective internal control over financial reporting; the potential for Li-Cycle’s directors and officers who hold Company common shares to have interests that may differ from, or be in conflict with, the interests of other shareholders; and risks related to adoption of Li-Cycle’s shareholder rights plan and amendment to the shareholder rights plan and the volatility of the price of Li-Cycle’s common shares. These and other risks and uncertainties related to Li-Cycle’s business are described in greater detail in the section entitled "Item 1A. Risk Factors" and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation—Key Factors Affecting Li-Cycle’s Performance” in its Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission and the Ontario Securities Commission in Canada. Because of these risks, uncertainties and assumptions, readers should not place undue reliance on these forward-looking statements. Actual results could differ materially from those contained in any forward-looking statement.

Li-Cycle assumes no obligation to update or revise any forward-looking statements, except as required by applicable laws. These forward-looking statements should not be relied upon as representing Li-Cycle’s assessments as of any date subsequent to the date of this press release.

Li-Cycle Holdings Corp.
Consolidated balance sheets
All dollar amounts presented are expressed in millions of US dollars except share and per share amounts
	December 31, 2023	December 31, 2022	October 31, 2022	October 31, 2021
Assets
Current assets
Cash and cash equivalents	$70.6	$517.9	$578.3	$596.9
Restricted cash	9.7	—	—	—
Accounts receivable (net of allowance for credit losses of $0)	1.0	4.3	1.5	4.1
Other receivables	1.9	9.8	7.7	0.9
Prepayment and deposits	56.2	95.2	85.8	8.6
Inventories, net	9.6	7.7	7.5	1.2
Total current assets	149.0	634.9	680.8	611.7

Non-current assets
Plant and equipment, net	668.8	210.0	150.2	26.4
Operating leases right-of-use assets	56.4	43.2	42.6	18.6
Finance leases right-of-use assets	2.2	—	—	—
Other assets	9.6	4.6	3.9	—
	737.0	257.8	196.7	45.0
Total assets	$886.0	$892.7	$877.5	$656.7

Liabilities
Current liabilities
Accounts payable	$76.4	$20.1	$12.6	$9.4
Accrued liabilities	75.7	51.8	33.8	9.4
Deferred revenue	0.2	—	—	—
Operating lease liabilities	4.4	4.3	3.9	1.8
Total current liabilities	156.7	76.2	50.3	20.6

Non-current liabilities
Operating lease liabilities	56.2	41.7	40.5	18.7
Finance lease liabilities	2.3	—	—	—
Deferred revenue	5.3	—	—	—
Convertible debt	288.1	272.8	288.5	100.9
Warrants	—	—	—	82.1
Asset retirement obligations	1.0	0.4	0.4	0.4
	352.9	314.9	329.4	202.1
Total liabilities	$509.6	$391.1	$379.7	$222.7
Commitments and Contingencies

Equity
Common stock and additional paid-in capital Authorized unlimited shares, Issued and outstanding - 178.2 million shares (176.1, 176.0, 163.3 million shares at December 31, 2022, October 31, 2022 and 2021, respectively)	648.3	635.3	633.1	519.3
Accumulated deficit	(271.6)	(133.6)	(135.2)	(85.0)
Accumulated other comprehensive loss	(0.3)	(0.3)	(0.3)	(0.3)
Non-controlling interest	—	0.2	0.2	—
Total equity	376.4	501.6	497.8	434.0
Total liabilities and equity	$886.0	$892.7	$877.5	$656.7

Li-Cycle Holdings Corp.
Consolidated statements of operations and comprehensive income (loss)
All dollar amounts presented are expressed in millions of US dollars except share and per share amounts
	Year ended December 31, 2023	Two months ended December 31, 2022	Year ended October 31, 2022	Year ended October 31, 2021
Revenue
Product revenue	12.6	5.8	12.1	6.9
Recycling service revenue	5.7	0.1	1.3	0.4
Total revenue	18.3	5.9	13.4	7.3
Cost of sales
Cost of sales - Product revenue	(80.0)	(10.8)	(48.4)	(13.3)
Cost of sales - Recycling service revenue	(1.8)	—	—	—
Total cost of sales	(81.8)	(10.8)	(48.4)	(13.3)
Selling, general and administrative expenses	(93.4)	(14.7)	(74.9)	(22.7)
Research and development	(5.7)	(0.7)	(2.4)	(3.4)
Loss from operations	(162.6)	(20.3)	(112.3)	(32.1)

Other income (expense)

Interest income	12.7	3.5	7.0	0.1
Interest expense	(7.6)	(2.2)	(12.5)	(2.6)
Foreign exchange loss	(2.5)	(0.8)	—	(0.7)
Fair value gain (loss) on financial instruments	22.1	21.4	67.5	(35.2)
	24.7	21.9	62.0	(38.4)

Net income (loss) before taxes	(137.9)	1.6	(50.3)	(70.5)
Income tax	(0.1)	—	—	—
Net income (loss) and comprehensive income (loss)	(138.0)	1.6	(50.3)	(70.5)

(Loss) earnings per common share - basic and diluted	$(0.78)	$0.01	$(0.29)	$(0.64)

Li-Cycle Holdings Corp.
Consolidated statements of cash flows
All dollar amounts presented are expressed in millions of US dollars except share and per share amounts
	For the year ended December 31, 2023	For the 2 months ended December 31, 2022	For the year ended October 31, 2022	For the year ended October 31, 2021
Operating activities
Net (loss) income	$(138.0)	1.6	(50.3)	(70.5)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Stock-based compensation expense	12.7	2.1	17.5	4.0
Depreciation and amortization	8.9	1.3	3.7	1.6
Loss on write off of fixed assets	3.9	—	—	—
Foreign exchange (gain) loss	1.2	0.8	(1.3)	0.6
Fair value (gain) loss on financial instruments	(22.1)	(21.4)	(67.5)	35.2
Inventory write downs to net realizable value	6.0	1.0	6.4	2.9
Income tax expense	0.1	—	—	—
Bad debt expense	1.2	—	—	—
Interest and accretion on convertible debt	7.6	2.2	12.3	1.1
Non-cash lease expense	0.6	0.3	0.9	—
	(117.9)	(12.1)	(78.3)	(25.1)
Changes in working capital items:
Accounts receivable	2.5	(2.8)	2.6	(3.5)
Other receivables	8.0	(2.2)	(6.8)	(0.7)
Prepayments and deposits	(1.9)	0.3	(3.3)	(4.8)
Inventories	(8.7)	(1.3)	(12.7)	(3.9)
Deferred revenue	0.2	—	—	—
Accounts payable	8.1	(5.8)	7.1	7.0
Accrued liabilities	9.9	(17.0)	14.4	5.4
Net cash used in operating activities	(99.8)	(40.9)	(77.0)	(25.6)

Investing activities
Purchases of property, plant, equipment, and other assets	(334.9)	(18.9)	(190.1)	(21.4)
Net cash used in investing activities	(334.9)	(18.9)	(190.1)	(21.4)

Financing activities
Payments of transaction costs	(7.8)	(0.6)	(0.3)	—
Proceeds from reservation fees recorded in deferred revenue	5.3	—	—	—
Capital contribution from (payment to) the holders of non-controlling interest in subsidiary	(0.4)	—	0.3	—
Proceeds from private share issuance, net of share issuance costs	—	—	—	21.6
Proceeds from public share issuance, net of share issuance costs	—	—	49.7	525.3
Proceeds from exercise of stock options	—	—	—	0.2
Proceeds from exercise of warrants	—	—	0.1	—
Proceeds from convertible debt, net of issuance cost	—	—	198.7	98.4
Proceeds from loan payable	—	—	—	10.1
Proceeds from government grants	—	—	—	0.1
Repayment of loan payable	—	—	—	(12.5)
Net cash (used in) provided by financing activities	(2.9)	(0.6)	248.5	643.2

Net change in cash, cash equivalents and restricted cash	(437.6)	(60.4)	(18.6)	596.2
Cash, cash equivalents and restricted cash, beginning of year	517.9	578.3	596.9	0.7
Cash, cash equivalents and restricted cash, end of year	$80.3	$517.9	$578.3	$596.9

Supplemental non-cash investing activities:
Purchases of property and equipment included in liabilities	$87.6	$48.6	$7.2	$2.1
Supplemental information:
Interest paid	—	—	(0.2)	(1.5)